Result of meeting of shareholders held November 10, 2016

Shares outstanding on record date (August 15, 2016)	447,955,647
Total shares voting on November 10, 2016	351,223,089 (78%)

Proposal 1: Election of directors

		Percent		Percent
		of shares		of shares
Director	Votes for	voting for	Votes withheld	withheld

Joseph C. Berenato	334,710,652	95.299%	16,512,437	4.701%
Richard G. Capen, Jr.	334,654,260	95.283	16,568,829	4.717
Vanessa C. L. Chang	334,663,486	95.285	16,559,603	4.715
H. Frederick Christie	334,701,426	95.296	16,521,663	4.704
Richard G. Newman	334,710,652	95.299	16,512,437	4.701
Paul F. Roye	334,641,387	95.279	16,581,702	4.721

Proposal 2: Approval of the Amended and Restated Articles of Incorporation

a)	Series and class structure and related provisions
b)	Vote requirements
c)	Quorum requirements
d)	Certain other changes

Proposal 3: Approval of an Amendment to the Investment Advisory and Service Agreement

		Percent		Percent		Percent of
		of shares	Votes	of shares	Votes	shares
Proposal	Votes for	voting for	withheld	withheld	abstained	abstained

2a	334,734,221	95.305%	16,441,032	4.681%	47,835	0.014%
2b	334,772,369	95.316	16,402,885	4.670	47,835	0.014
2c	310,427,152	88.385	40,748,100	11.602	47,835	0.014
2d	334,771,938	95.316	16,403,317	4.670	47,835	0.014
3	351,169,583	99.985	5,670	0.002	47,835	0.014